Exhibit 10.1
CONSULTING AGREEMENT
          This Consulting Agreement (this “Agreement”) is made and entered into as of April 17, 2009, by and among Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), Florida Public Utilities Company, a Florida corporation (“FPUC”) and John T. English (the “Executive”).
Background Information:
          A. The Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 17, 2009, with FPUC, providing, among other things, for each outstanding share of the capital stock of FPUC to be converted into the right to receive shares of the common stock, par value $0.4867 per share, of the Company (the “Transaction”). References herein to the “Company” and “FPUC” refer to the Company and FPUC, respectively, both before and after the Transaction. Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.
          B. The Company desires to obtain for itself, through its future ownership of FPUC, the benefit of the Executive’s services as set forth in this Agreement.
          C. The Company and the Executive desire to set forth in a written agreement the terms and conditions under which the Executive will render consulting services to the Company after the termination of his employment.
          D. Subject to the terms contained herein, the Executive is willing to relinquish and terminate his existing employment agreement with FPUC in connection with entering into this Agreement provided that the Transaction closes at a time when the existing agreement is still in effect.
          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
          1. Effective Date.
     This Agreement shall only become effective at the time that the closing of the Transaction occurs (such closing date being the “Effective Date” hereunder). In the event that the Transaction does not completely close, Company, FPUC and Executive agree that agreements between FPUC and the Executive, including but not limited to the Employment Agreement dated August 21, 2008 (collectively, the “Prior Agreement”) which were in existence as of the date this Agreement was executed shall remain in full force and effect. Executive agrees that, in consideration for the compensation and benefits hereunder, the Prior Agreement is hereby terminated effective as of the Effective Date of this Agreement. Executive acknowledges that he shall not be entitled to any further compensation, severance, or benefits of any kind under the Prior Agreement, to the extent such benefits were unearned as of the Effective Date. For avoidance of doubt, it is understood that should this Agreement become effective, Executive shall remain entitled to any accrued but unpaid base salary or ordinary and necessary business expense reimbursements earned prior to the Effective Date (“Unmade Payments”) as well as any benefits accrued under employee benefit plans prior to the Effective Date.
          2. Change-in-Control Payment.
          (a) In consideration of Executive agreeing to provide consulting services to FPUC and the Company and to enter into this Agreement, FPUC and the Company shall pay Executive a change in control payment in a single lump sum in cash, subject to applicable tax and similar withholdings, within 15 days of the Effective Date. The amount of the change in control payment shall be $780,000 provided that the change in control payment shall be reduced, if necessary, such that, when the change in control payment is added to any other incentive or similar amounts (i.e., amounts other than base salary or routine expense reimbursements) payable between the date the Agreement and Plan of Merger are signed and the date the Transaction closes, as well as any other amounts that are “parachute payments” as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the sum will be one dollar less than the maximum amount payable to Executive without triggering an excise tax obligation under Section 4999 of the Code.
          Notwithstanding any other provision of this Agreement, if the change in control payment is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any other similar tax that may hereafter be imposed), the Company shall pay to Executive the “Gross-Up Payment” determined as follows. The “Gross-Up Payment” shall be equal to the sum of (i) the Excise Tax imposed with respect to the change in control payment, plus (ii) the Excise Tax imposed with respect to the Gross-Up Payment, plus (iii) all other taxes imposed on Executive with respect to the Gross-Up Payment, including income taxes and Executive’s share of FICA, FUTA and other payroll taxes. The Gross-Up Payment shall not include the payment of any tax on the change in control payment other than the Excise Tax. The Gross-Up Payment is intended to place Executive in the same economic position Executive would have been in if the Excise Tax did not apply, and shall be calculated in accordance with such intent. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.
          (b) Executive shall notify the Company in writing of any proposed assessment or proposed adjustment by the IRS pursuant to an audit of Executive’s federal income tax return or otherwise, that, if successful, would require the payment by the Company to Executive in the amount of the Taxes (hereinafter referred to as a “Claim”). Such notice shall be given within 10 days after the earlier of (i) the receipt by Executive of a written notice of proposed adjustment from the IRS or (ii) the receipt by Executive of a statutory deficiency. Such notice by Executive to the Company shall include (i) notice of the amount of the proposed assessment or proposed adjustment which relates to the Claim and the taxable year or years in which the Claim arises, (ii) the general nature of the Claim and (iii) all relevant written reports of the examining agent relating to the Claim. Within 30 days of (i) the receipt by Executive of a final assessment or (ii)

of a proposed closing agreement, under which Executive is required to pay any amount with respect to the Claim, Executive shall provide the Company with a copy of such assessment or agreement, together with supporting documents sufficient to determine the amount of such tax liability that was attributable to the Claim and reimbursable by the Company. The Company shall pay any reimbursement of the Taxes due under this provision within 10 business days after receipt of all required proof of the Claim, but in no event later than the end of the Executive’s taxable year following the year in which the Taxes were remitted to the applicable taxing authority.
          3. Consulting Services.
               (a) For the period commencing upon the closing of the merger and continuing for up to twenty-four months (the “Consulting Term”), the Company and FPUC shall hire the Executive as a consultant, and the Executive shall provide consulting services in accordance with the terms set forth herein. The Executive shall be available to work for FPUC and the Company as a consultant for up to 400 hours per year at mutually agreeable times and shall perform such consulting services as shall be reasonably requested from time to time by the Board of Directors of the Company or its lawfully designated representative (the “Board”). The Company, in its sole discretion shall determine the number of days per month that the Executive shall provide consulting services. However, the parties agree that the time commitment from the Executive shall not exceed 20% of the average time devoted to the Executive’s position as President and CEO of FPUC during the 36 month period prior to the Transaction. The Company shall provide the Executive with office space at FPUC’s principal executive offices for purposes of performing the consulting services, as necessary.
               (b) During the Consulting Term, the Company shall (a) pay the Executive a consulting fee of $8,500 per month for each month during the Consulting Term, or portion thereof, that the Executive provides consulting services, payable at the end of each calendar month, and (b) reimburse the Executive for all reasonable out of pocket expenses he incurs in connection with providing the consulting services, provided that such reimbursement payments are made by the end of the Executive’s taxable year following the year in which such expenses are incurred and the Company shall not be obligated to pay any such reimbursement amount for which Executive fails to submit an invoice or other documented reimbursement request at least 10 business days before the end of such calendar year. Such expenses shall be reimbursable only to the extent they were incurred during the term of this Agreement. In addition, the amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits. The Executive shall not be entitled to the payment of any consulting fee for any month during the Consulting Term for which no services are provided, nor to any payments or benefits other than those provided under this Agreement for the consulting services provided hereunder.
               (c) In the sole discretion of the Company, the Consulting Term may be extended, with the Executive’s consent, for additional one year consulting assignments. The terms of any extended consulting period shall be the same as provided herein unless otherwise agreed by the parties in writing.
               (d) Notwithstanding anything herein to the contrary, the Consulting Term shall end and this Agreement shall terminate upon the death or total disability of the Executive, as determined by the Company in its reasonable discretion.
          4. Confidential Information; Non-Solicitation; Noncompetition.
               (a) The Executive will not disclose in any fashion confidential information, knowledge or data relating to the Company, FPUC or any of the Affiliated Companies (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtained or may hereafter obtain during the Executive’s employment by or association with FPUC, the Company or the Affiliated Companies (whether as a consultant or otherwise) that is not public knowledge, other than as a result of the Executive’s violation of this Section 6(a) (“Confidential Information”); provided, however, that nothing in this Section 6(a) will be deemed to prevent the Executive from divulging Confidential Information as required by applicable statute, rule or regulation of any court or regulatory authority with competent jurisdiction. For purposes of this Section 6(a), information will not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive will not communicate, divulge or disseminate Confidential Information at any time hereafter, except with the prior written consent of the Company or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive used, prepared or came into contact with, or may hereafter use, prepare or come into contact with, during the course of the Executive’s employment or association with FPUC, the Company or the Affiliated Companies, including during any period the Executive is a consultant of FPUC, the Company or any of its subsidiaries, will remain the sole property of FPUC, the Company or the Affiliated Companies, and will be turned over to the Company if and when requested by the Company.
               (b) The Executive agrees that he will not, for a period commencing on the date hereof and ending two (2) years after the date hereof (the “Restricted Period”), without the prior written consent of the Company, directly or indirectly employ, contact concerning employment or participate in any way in the recruitment for employment (whether as an Executive, officer, director, agent, consultant or independent contractor), any person who, at any time during the period beginning twelve (12) months preceding the date hereof and continuing through the third anniversary of the date hereof, was or is an Executive, representative, officer or director of FPUC, the Company or its Affiliated Companies; provided, however, that this prohibition shall not be effective with respect to any person who has not been an Executive, representative, officer or director of FPUC, the Company or its Affiliated Companies for more than 12 months prior to the time that they are contacted by the Executive regarding other employment opportunities.

               (c) During the Restricted Period, the Executive will not, without the prior written consent of the Company, engage in or become associated with a Competitive Activity. For purposes of this Section 6(c): (i) a “Competitive Activity” means any business or other endeavor, in the United States, of a kind being conducted by FPUC, the Company or its Affiliated Companies during the Executive’s association with FPUC, the Company or its Affiliated Companies prior to consummation of the Transaction; and (ii) the Executive will be considered to have “engaged in or become associated with a Competitive Activity” for purposes of this Section 6(c) if the Executive becomes directly or indirectly involved as an owner, principal, Executive, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the term of this Agreement in not more than five percent (5%) of the equity securities of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.
          5. Independent Contractor.
          From and after the Effective Date, the Executive agrees that he shall be an independent contractor of FPUC and the Company and shall not knowingly take any action which would impair the value of the business or assets of FPUC, the Company or any Affiliated Companies, including, without limiting the generality of the foregoing, interfere with contractual relationships of FPUC, the Company or any Affiliated Companies with customers, suppliers, Executives or others, any action which disparages or diminishes the reputation of FPUC, the Company or any Affiliated Companies, or any action which diverts customers of FPUC, the Company or any Affiliated Companies.
          6. Injunctive Relief.
          The Executive acknowledges and agrees that the Company’s remedy at law for any breach of the Executive’s obligations under Sections 4 or 5 would be inadequate and incomplete and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of such Sections without the necessity of proof of actual damage and without any requirement for the posting of any bond.
          7. Termination for Fraud.
          Notwithstanding anything herein to the contrary, this Agreement shall terminate and no payment of any fee hereunder shall be made to or on behalf of the Executive if the Executive has engaged in fraud, embezzlement or willful misconduct with respect to his obligations hereunder or is involved in conduct which violates (excluding immaterial violations of) the Company’s Standards of Business Conduct, a copy of which is attached hereto as Exhibit A.

          8. Assignment.
          This Agreement is personal to the Executive, and the Executive may not assign any interest herein in any manner whatsoever. Any purported assignment by the Executive shall be void. In addition to assignments by operation of law, FPUC and the Company shall have the right to assign this Agreement to any person, firm or corporation, controlling, controlled by or under common control with the Company (including, without limitation, any of the Affiliated Companies), or acquiring substantially all of its assets, but such assignment shall not release the Company from its obligations under this Agreement. The covenants and agreements of the Executive contained in Sections 6 and 7 shall survive and remain in full force and effect beyond the term of this Agreement.
          9. Applicable Law.
          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without reference to principles of conflict of laws. The exclusive venue for all actions involving the enforcement and/or interpretation of this Agreement shall be Palm Beach county, Florida. Should any action, of any type, be necessary to enforce and/or interpret the terms of this Agreement, the prevailing party shall be entitled to an award of its/his reasonable attorney’s fees and costs, at all levels including appeals.
          10. Notices.
          All notices, requests, consents and other communications required or provided under this Agreement shall be in writing and shall be deemed sufficient if delivered by hand, by facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery as follows:
If to the Executive:
Mr. John T. English
95073 Captains Way
Fernandina Beach, FL 32034
If to FPUC and the Company:
Chesapeake Utilities Corporation
909 Silver Lake Blvd.
Dover, DE 19904
Attn: Corporate Secretary
Facsimile: (302) 734-6750
          Either party may change the address and/or facsimile number to which notices are to be sent to that party by giving written notice of such change of address to the other party in the same manner above provided for giving notice.

          11. Enforceability.
          Any provision of this Agreement finally determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective, but only to the extent of such prohibition or unenforceability, without invalidating the other provisions hereof or without affecting the validity or unenforceability of such provision in any other jurisdiction. Moreover, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination.
          12. Entire Agreement.
          This Agreement constitutes the entire agreement of the parties relative to the subject matter contained herein, superseding, canceling and replacing all prior agreements, with respect thereto, including, without limitation, the Prior Agreement and any other stay agreement, employment agreement or letter agreement between the Executive and the Company. No promises, covenants or representations of any character or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. This Agreement shall not be amended, modified, waived or discharged except in writing duly signed by each of the parties or their authorized assignees.
          13. Waiver.
          The Executive’s or FPUC’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement except to the extent any other party hereto is materially prejudiced by such failure.
          14. Headings.
          Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.
          15. Payment Restriction.
          Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), for purposes of any payment on termination of employment hereunder, any such payment which would otherwise be made during the first six months following such termination of employment, together with reasonable interest from the date such payment would otherwise be made, shall be made on the first day of the seventh month following the date of termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A. Further, the date of termination of employment shall be determined as the first date that the Executive has a “separation from service” as defined in Treasury Regulations issued under Section 409A. It is specifically intended hereunder that the amount of consulting services required by the Executive under this Agreement be limited in amount such that the termination of the Prior Agreement shall constitute a “separation from service” within the meaning of Section 409A.
          16. Section 409A Compliance.
          (a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).
          (b) Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made upon Executive incurring a “separation from service” within the meaning of Code Section 409A.
          (c) No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.
          (d) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
          (e) Tax Gross-Ups. Notwithstanding anything in this Agreement to the contrary, any payment, to the extent such payment constitutes deferral of compensation under Code Section 409A, to reimburse the Executive in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon Executive as a result of compensation paid or made available to Executive by the Company, including the amount of additional taxes imposed upon Executive due to the Company’s payment of the initial taxes on such compensation, shall be made no later than the end of Executive ‘s taxable year next following Executive’s taxable year in which Executive remits the related taxes.
[Signatures on next page]

          IN WITNESS WHEREOF, the Executive has hereunto set his hand and FPUC and the Company have caused this Agreement to be executed in their name and on their behalf, all as of the day and year first above written.

Executive	Chesapeake Utilities Corporation

/s/ John T. English John T. English	By: Its:	/s/ Michael P. McMasters Executive Vice President and Chief
Operating Officer

Florida Public Utilities Company

	By: Its:	/s/ George M. Bachman Chief Financial Officer